Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Ware Grove
Chief Financial Officer
-or-
Lori Novickis
Director, Corporate Relations
CBIZ, Inc.
Cleveland, Ohio
(216) 447-9000
CBIZ REPORTS FIRST-QUARTER 2011 RESULTS
EPS from Continuing Operations of $0.36 compares with $0.27 a year ago
Cash EPS of $0.49 compares with $0.40 a year ago
Cleveland, Ohio (April 26, 2011)—CBIZ, Inc. (NYSE: CBZ) today announced results for the first quarter ended March 31, 2011.
CBIZ reported revenue of $209.9 million for the first quarter ended March 31, 2011, compared with $209.4 million reported for the first quarter of 2010. Revenue from newly acquired operations, net of divestitures, contributed $3.0 million or 1.4% to revenue growth in the first quarter compared with the same period a year ago. Same-unit revenue declined by 1.2%, or $2.5 million in the first quarter. CBIZ reported income from continuing operations for the quarter of $18.1 million, or $0.36 per diluted share, compared with $16.9 million, or $0.27 per diluted share in the first quarter of 2010. First quarter results for 2010 included a charge of $0.02 per share for lease restructuring activities in connection with the acquisition of Goldstein Lewin & Company in Boca Raton, Florida.
Cash earnings per share from continuing operations, a non-GAAP measure that includes the impact of major non-cash charges to earnings, was $0.49 per diluted share for the first quarter 2011, compared to $0.40 per diluted share from continuing operations for the first quarter 2010. EBITDA for the quarter was $38.9 million. The calculations of these items are outlined in the schedules attached.
At March 31, 2011 the amount outstanding on the Company’s $275.0 million unsecured credit facility was $132.8 million compared with $118.9 million at December 31, 2010. The Company used approximately $11.3 million of funds for acquisition-related earn out payments in the first quarter. During the first quarter, the Company made no share repurchases.
Steven L. Gerard, CBIZ Chairman and CEO stated “We are pleased to report a 24% growth in diluted earnings per share from continuing operations in the first quarter of 2011 when you adjust 2010 first-quarter results for the lease restructuring charge of $0.02 that we reported last year. Our businesses are generally performing in line with our expectations and, as we have indicated earlier this year, we anticipate modest revenue growth in 2011 as the economy slowly improves. However, the actions we have taken to manage our costs and rationalize our business have resulted in increased operating and pre-tax margins in the first quarter and continued improvement in EBITDA and cash flow. We continue to assess a pipeline of potential acquisitions and, as we have done in previous years, we expect to close another three to five transactions during 2011.”
CBIZ will host a conference call later this morning to discuss its results. The call will be webcast in a listen-only mode over the Internet for the media and the public, and can be accessed at www.cbiz.com. Investors and analysts can participate in the conference call by dialing 1-800-559-9370 several minutes before 11:00 a.m. (ET). If you are dialing from outside the United States, dial 1-847-619-6819. A replay of the call will be available starting at 1:00 p.m. (ET) April 26, through midnight (ET), April 29, 2011. The dial-in number for the replay is 1-877-213-9653. If you are listening from outside the United States, dial 1-630-652-3041. The access code for the replay is 29553534. A replay of the webcast will also be available on the Company’s web site at www.cbiz.com.
CBIZ, Inc. provides professional business services that help clients better manage their finances and employees. CBIZ provides its clients with financial services including accounting and tax, internal audit, merger and acquisition advisory, and valuation services. Employee services include group benefits, property and casualty insurance, retirement planning services, payroll, and HR consulting. CBIZ also provides outsourced technology staffing support services, healthcare consulting and medical practice management. As one of the largest benefits specialists and one of the largest accounting, valuation and medical practice management companies in the United States, the Company’s services are provided through more than 150 Company offices in 36 states.
Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include, but are not limited to, the Company’s ability to adequately manage its growth; the Company’s dependence on the current trend of outsourcing business services; the Company’s dependence on the services of its CEO and other key employees; competitive pricing pressures; general business and economic conditions; and changes in governmental regulation and tax laws affecting its insurance business or its business services operations. A more detailed description of such risks and uncertainties may be found in the Company’s filings with the Securities and Exchange Commission.
     For further information regarding CBIZ, call our Investor Relations Office at (216) 447-9000 or visit our web site at www.cbiz.com.
6050 Oak Tree Boulevard, South • Suite 500 • Cleveland, OH 44131 • Phone (216) 447-9000 • Fax (216) 447-9007

CBIZ, INC.
FINANCIAL HIGHLIGHTS (UNAUDITED)
THREE MONTHS ENDED MARCH 31, 2011 AND 2010
(In thousands, except percentages and per share data)

		THREE MONTHS ENDED
		MARCH 31,
	2011	%	2010 (1)%
Revenue	$209,891	100.0%	$209,381	100.0%

Operating expenses	169,428	80.7%	171,449	81.9%

Gross margin	40,463	19.3%	37,932	18.1%

Corporate general and administrative expenses (2)	9,661	4.6%	8,984	4.3%

Operating income	30,802	14.7%	28,948	13.8%

Other income (expense):
Interest expense	(4,915)	-2.3%	(3,168)	-1.5%
Gain on sale of operations, net	2,743	1.3%	374	0.2%
Other income, net (3)	3,081	1.4%	2,173	1.0%

Total other income (expense), net	909	0.4%	(621)	-0.3%

Income from continuing operations before income tax expense	31,711	15.1%	28,327	13.5%

Income tax expense	13,587		11,471

Income from continuing operations	18,124	8.6%	16,856	8.1%

Loss from operations of discontinued businesses, net of tax	(259)		(436)
Gain (loss) on disposal of discontinued businesses, net of tax	40		(436)

Net income	$17,905	8.5%	$15,984	7.6%

Diluted earnings (loss) per share:
Continuing operations	$0.36		$0.27
Discontinued operations	—		(0.01)

Net income	$0.36		$0.26

Diluted weighted average common shares outstanding	49,755		62,065

Other data from continuing operations:
EBIT (4)	$33,883		$31,121
EBITDA (4)	$38,913		$36,246

(1)	Certain amounts in the 2010 financial data have been reclassified to conform to the current year presentation and revised to reflect the impact of discontinued operations.

(2)	Includes expenses of $187 and $166 for the three months ended March 31, 2011 and 2010, respectively, in compensation expense associated with gains and losses from the Company’s deferred compensation plan (see note 3). Excluding this item, corporate general and administrative expenses would be $9,474 and $8,818, or 4.5% and 4.2% of revenue, for the three months ended March 31, 2011 and 2010, respectively.

(3)	Includes net gains of $1,647 and $1,252 for the three months ended March 31, 2011 and 2010, respectively, attributable to assets held in the Company’s deferred compensation plan. These net gains do not impact “income from continuing operations before income tax expense” as they are directly offset by compensation adjustments to the Plan participants. Compensation is included in “operating expenses” and “corporate general and administrative expenses.”

(4)	EBIT represents earnings from continuing operations before income taxes, interest expense, and gain on sale of operations. EBITDA represents EBIT before depreciation and amortization expense of $5,030 and $5,125 for the three months ended March 31, 2011 and 2010, respectively. The Company has included EBIT and EBITDA data because such data is commonly used as a performance measure by analysts and investors and as a measure of the Company’s ability to service debt. EBIT and EBITDA should not be regarded as an alternative or replacement to any measurement of performance under generally accepted accounting principles.
6050 Oak Tree Boulevard, South • Suite 500 • Cleveland, OH 44131 • Phone (216) 447-9000 • Fax (216) 447-9007

CBIZ, INC.
FINANCIAL HIGHLIGHTS (UNAUDITED)
(In thousands, except per share data)
SELECT SEGMENT DATA

	THREE MONTHS ENDED
	MARCH 31,
	2011	2010 (1)
Revenue
Financial Services	$122,108	$120,569
Employee Services	44,435	46,788
Medical Management Professionals	35,411	35,318
National Practices	7,937	6,706

Total	$209,891	$209,381

Gross margin
Financial Services	$32,381	$32,248
Employee Services	7,839	9,639
Medical Management Professionals	3,337	1,228
National Practices	1,280	216
Operating expenses — unallocated (2):
Other	(2,914)	(4,312)
Deferred compensation	(1,460)	(1,087)

Total	$40,463	$37,932

(1)	Certain amounts in the 2010 financial data have been reclassified to conform to the current year presentation and revised to reflect the impact of discontinued operations.

(2)	Represents operating expenses not directly allocated to individual businesses, including stock based compensation, consolidation and integration charges and certain advertising expenses. Unallocated operating expenses also include gains or losses attributable to the assets held in the Company’s deferred compensation plan. These gains or losses do not impact “income from continuing operations” as they are directly offset by the same adjustment to “other income, net” in the consolidated statements of operations. Gains recognized from adjustments to the fair value of the assets held in the deferred compensation plan are recorded as additional compensation expense in “operating expenses” and as income in “other income, net.”
CASH EARNINGS AND PER SHARE DATA
Reconciliation of Income from Continuing Operations to Cash Earnings from Continuing Operations (3)

	THREE MONTHS ENDED MARCH 31,
	2011	Per Share	2010	Per Share
Income from Continuing Operations	$18,124	$0.36	$16,856	$0.27

Selected non-cash charges:
Depreciation and amortization	5,030	0.10	5,125	0.08
Non-cash interest on convertible notes	1,041	0.02	1,042	0.02
Stock based compensation	1,324	0.03	1,294	0.02
Adjustment to contingent earnouts	(1,152)	(0.02)	(715)	(0.01)
Non-cash restructuring charge	—	—	1,264	0.02

Non-cash charges	6,243	0.13	8,010	0.13

Cash earnings — Continuing Operations	$24,367	$0.49	$24,866	$0.40

(3)	The Company believes cash earnings and cash earnings per diluted share (non-GAAP measures) more clearly illustrate the impact of certain non-cash charges and credits to income from continuing operations and are a useful measure for the Company and its analysts. Cash earnings is defined as income from continuing operations excluding: depreciation and amortization, non-cash interest expense, non-cash stock based compensation expense, adjustments to the fair value of contingent consideration due related to prior acquisitions, and for the three months ended March 31, 2010, the portion of the $1.8 million restructuring charge to be paid in future periods related to the 2010 acquisition of Goldstein Lewin. Cash earnings per diluted share is calculated by dividing cash earnings by the number of weighted average diluted common shares outstanding for the period indicated. Cash earnings and cash earnings per diluted share should not be regarded as a replacement or alternative of performance under generally accepted accounting principles.
6050 Oak Tree Boulevard, South • Suite 500 • Cleveland, OH 44131 • Phone (216) 447-9000 • Fax (216) 447-9007

CBIZ, INC.
FINANCIAL HIGHLIGHTS (UNAUDITED)
(In thousands, except percentages and ratios)
SELECT BALANCE SHEET DATA AND RATIOS

	MARCH 31,	DECEMBER 31,
	2011	2010 (1)
Cash and cash equivalents	$231	$724
Restricted cash	$18,095	$20,171
Accounts receivable, net	$169,672	$138,068
Current assets before funds held for clients	$205,553	$179,481
Funds held for clients — current and non-current	$114,201	$84,203
Goodwill and other intangible assets, net	$420,868	$426,410

Total assets	$806,395	$756,299

Notes payable — current	$236	$10,983
Convertible notes — current	$39,700	$39,250
Current liabilities before client fund obligations	$128,300	$141,960
Client fund obligations	$116,960	$87,362
Convertible notes — non-current	$117,168	$116,577
Bank debt	$132,800	$118,900

Total liabilities	$556,349	$526,627

Treasury stock	$(355,851)	$(355,851)

Total stockholders’ equity	$250,046	$229,672

Debt to equity (2)	115.8%	119.6%
Days sales outstanding (DSO) — continuing operations (3)	87	72

Shares outstanding	50,300	50,048

Basic weighted average common shares outstanding	49,322	57,692

Diluted weighted average common shares outstanding	49,755	58,193

(1)	Certain amounts in the 2010 financial data have been reclassified to conform to the current year presentation and revised to reflect the impact of discontinued operations.

(2)	Ratio is convertible notes and bank debt divided by total stockholders’ equity.

(3)	DSO is provided for continuing operations and represents accounts receivable (before the allowance for doubtful accounts) and unbilled revenue (net of realization adjustments) at the end of the period, divided by trailing twelve month daily revenue. The Company has included DSO data because such data is commonly used as a performance measure by analysts and investors and as a measure of the Company’s ability to collect on receivables in a timely manner. DSO should not be regarded as an alternative or replacement to any measurement of performance under generally accepted accounting principles. DSO at March 31, 2010 was 86.
6050 Oak Tree Boulevard, South • Suite 500 • Cleveland, OH 44131 • Phone (216) 447-9000 • Fax (216) 447-9007